TIDAL TRUST II 485BPOS

Exhibit 99.(j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus dated December 23, 2024, included in the Post-Effective Amendment No. 295 to the Registration Statement (Form N-1A, File No. 333-264478) of Tidal Trust II (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 27, 2023, with respect to the financial statements and financial highlights of the Clockwise Core Equity & Innovation ETF (one of the funds comprising Tidal Trust II) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2023, into the Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, OH

December 23, 2024